Bear Stearns Series 2005-HE7
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
I-A-1	101,019,755.19	5,764,542.05	287,257,244.81
I-A-2	0	2,446,502.64	142,300,000.00
I-A-3	0	855,652.44	47,899,000.00
II-A-1	22,167,518.08	1,929,209.07	99,035,481.92
II-A-2	5,541,925.24	487,039.10	24,759,074.76
M-1	0	1,009,418.13	55,084,000.00
M-2	0	1,431,969.31	74,722,000.00
M-3	0	841,924.40	39,756,000.00
M-4	0	273,885.92	12,933,000.00
M-5	0	267,563.82	11,496,000.00
M-6	0	206,405.59	7,185,000.00
M-7	0	247,686.72	8,622,000.00